Exhibit 10.7
EXECUTION COPY
NONCOMPETITION AGREEMENT
     THIS AGREEMENT, dated as of November 21, 2009 is made by and between Marc N. Casper (“Employee”), and Thermo Fisher Scientific Inc., a Delaware corporation whose principal offices are located at 81 Wyman Street, Waltham, Massachusetts 02454 (“Employer”).
     WHEREAS, Employer, including its subsidiaries and affiliates, is the world leader in the manufacture, development and distribution of scientific and diagnostic instruments, equipment, supplies, workstations and chemicals used by clinical and research laboratories, universities and other life and health sciences customers, as well as diagnostic instruments, test materials and related products for clinical laboratories; and teaching aids for science education. In addition, Employer is a leading supplier of occupational health and safety products and maintenance, repair and operating materials. Employer is also a pioneer in the development of electronic and internet purchasing, marketing and distribution systems.
     WHEREAS, Employer has developed and continues to develop and use certain trade secrets, customer lists and other proprietary and confidential information and data, which Employer has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such proprietary and confidential information and to promote and increase its good will.
     NOW, THEREFORE, in consideration of Employee’s continued employment by Employer or a subsidiary or affiliate thereof, Employee understands and agrees to the following:
     Section 1. Employee recognizes and acknowledges that it is essential for the proper protection of Employer’s legitimate business interests that Employee be restrained for a reasonable period following the termination of Employee’s employment with Employer, either voluntarily or involuntarily, from competing with Employer as set forth below.
     Employee acknowledges and agrees that during the term of Employee’s employment with Employer, and for a period of twenty-four (24) months thereafter, Employee will not, directly or indirectly, engage, participate or invest in or be employed by any of the companies listed on Exhibit A attached hereto within the Restricted Area, as defined below, all of which are deemed by Employer and Employee to be competitors of Employer. The foregoing restrictions shall apply regardless of the capacity in which Employee engages, participates or invests in or is employed by a given business, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. In the event that after the date hereof any of the companies listed on Exhibit A is acquired by or is merged with a company not listed on Exhibit A, then Exhibit A shall be deemed to be amended to include the name of the acquirer or the successor to the listed company. After the date hereof, Employer may amend Exhibit A by written notice to Employee delivered within thirty (30) days following Employer’s acquisition of a company after the date hereof, to add a competitor of such acquired company, and provided that such competitor has annual revenues at that time of at least $300 million. The previous sentence notwithstanding, in the event that after the date hereof, Employer is acquired by a third party, the right of Employer or its successor to add competitors to Exhibit A pursuant to the previous sentence shall terminate upon the closing of the acquisition of Employer.

     “Restricted Area” shall mean each state and territory of the United States of America and each country of the world outside of the United States of America in which Employer had developed, marketed, sold and/or distributed its products and/or services within the last two (2) years of Employee’s employment.
     Section 2. During the term of Employee’s employment with Employer and for a period of twenty-four (24) months after termination of Employee’s employment with Employer for any reason, Employee will not: (i) employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, any employee(s) of Employer to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any; and/or (ii) on behalf of any of the companies listed on Exhibit B attached hereto, solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which is or was, within the two (2) years prior to Employee’s termination of employment with Employer, a customer or client of Employer, for purposes of marketing, offering or selling a product or service competitive with Employer.
     Section 3. For the period of twenty-four (24) months immediately following the end of Employee’s employment by Employer, Employee will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
     Section 4. Employee understands and agrees that the provisions of this section shall not prevent Employee from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as Employee’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by Employee or from engaging in any activity or having an ownership interest in any business that is reviewed by the Board of Directors of Employer.
     Section 5. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect Employer’s legitimate business interests. However, if in any judicial proceeding a court refuses to enforce this Agreement, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of Employer, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
     Section 6. Employee further acknowledges and agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of any of the promises set forth in this Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee acknowledges and agrees that if he or she breaches or threatens to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have: (i) to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Employer; and (ii) if Employee fails substantially to cure such breach within thirty (30) days following Executive’s receipt of written notice thereof from Employer, and if a final, non-appealable order is entered by a court of competent jurisdiction holding Employee liable for a breach of a material portion of this Agreement, to be relieved of any obligation to provide any further payment or benefits to Employee or Employee’s dependents.
     Section 7. The parties acknowledge and agree that should it become necessary for either party to file suit to enforce the covenants contained herein, the prevailing party in such suit shall be entitled to recover his or its reasonable costs incurred in conducting the suit including, but not limited, to reasonable attorneys’ fees and expenses.
     Section 8. Employee acknowledges and agrees that this Agreement does not constitute a contract of employment and does not imply that Employer or any of its subsidiaries will continue Employee’s employment for any period of time.
     Section 9. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.
     Section 10. This Agreement cannot be modified, amended or changed, nor may compliance with any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of such modification, amendment, change or waiver is sought. Any waiver by a party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any provision of this Agreement at any time shall not deprive such party of the right to insist upon strict compliance with such provision at any other time or of the right to insist upon strict compliance with any other provision hereof at any time.
     Section 11. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:
     If to Employer:
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02454
Attention: General Counsel
     If to Employee, at the address set forth above or to such other address as any party hereto may designate in writing to the other party, specifying a change of address for the purpose of this Agreement.

     Section 12. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 13. This Agreement shall be construed and interpreted in accordance with, and shall be governed exclusively by, the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.
     Section 14. Intentionally Omitted.
     Section 15. Employer shall reimburse Employee for reasonable legal fees incurred in the negotiation and preparation of this Agreement and the other amendments and agreements being executed contemporaneously herewith.
     Section 16. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND HAS HAD ADEQUATE TIME AND OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S OWN CHOOSING REGARDING THE MEANING OF THE TERMS AND CONDITIONS CONTAINED HEREIN, AND EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THIS AGREEMENT AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE:	THERMO FISHER SCIENTIFIC INC.

/s/ Marc N. Casper Marc N. Casper	By: Name:	/s/ Seth H. Hoogsian Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

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